UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Monday, June 5, 2017

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held on Monday, June 5, 2017, at 11:00 a.m. Pacific Daylight Time, at Qualys’s corporate headquarters, 1600 Bridge Parkway, Redwood City, California 94065, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

3.	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 7, 2017 as the record date for the meeting. Only stockholders of record of our common stock on April 7, 2017 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 24, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2016 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Qualys, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Philippe F. Courtot

Philippe F. Courtot

Chairman, President and Chief Executive Officer

Redwood City, California

April 24, 2017

QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, June 5, 2017 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 5, 2017, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Qualys’s corporate headquarters, 1600 Bridge Parkway, Redwood City, California 94065, on June 5, 2017 at 11:00 a.m. Pacific Daylight Time. On or about April 24, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class II directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	FOR the executive compensation as described in this proxy statement.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 7, 2017, the record date, may vote at the Annual Meeting. As of the record date, we had 37,029,267 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 4, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. on June 4, 2017 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Qualys, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to stockholders, primarily via the Internet. On or about April 24, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors or the proposal to approve executive compensation, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

1600 Bridge Parkway

Redwood City, California 94065

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our

Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 25, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

1600 Bridge Parkway

Redwood City, California 94065

(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 8, 2018; and

•	not later than the close of business on March 10, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2017 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the NASDAQ Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Donald R. Dixon (1)	II	69	Director	2000	2017	2020
General Peter Pace (2) (3)	II	71	Director	2009	2017	2020

Continuing Directors
Philippe F. Courtot	III	72	Chairman, President and Chief Executive Officer	2000	2018	—
Jeffrey P. Hank (2)	III	57	Director	2010	2018	—
Sandra E. Bergeron (1) (2)	I	58	Director	2006	2019	—
Todd P. Headley (2)	I	54	Director	2016	2019	—
Kristi M. Rogers (3)	I	47	Director	2013	2019	—

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and governance committee

Nominees for Director

Donald R. Dixon has served as a director of our company since 2000. Since 1993, Mr. Dixon has been a co-founder and managing director of Trident Capital, a venture capital fund, and since 2015, Mr. Dixon has been a co-founder and managing director of Trident Capital Cybersecurity, a venture capital fund focused on cybersecurity. From 2008 to 2014, Mr. Dixon served on the board of directors of XRS Corporation, and since 2014 Mr. Dixon has served on the board of directors of Top Image Systems, Ltd. Mr. Dixon also currently serves on the boards of directors of several private companies. Mr. Dixon holds a Bachelor of Science degree from Princeton University and a Master of Business Administration degree from the Stanford Graduate School of Business.

We believe that Mr. Dixon possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology companies and his background in the venture capital industry.

General Peter Pace has served as a director of our company since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the

Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Enterprises LLC. From February 2010 until its acquisition by Court Square Capital Partners and J. Eric Pike in December 2014, Gen. Pace served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. From November 2012 to February 2014, Gen. Pace served on the board of directors of LaserLock Technologies, Inc. From December 2012 until its acquisition by Oracle in June 2016, Gen. Pace served on the board of directors of Textura Corp. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his leadership experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Philippe F. Courtot has served as our Chairman and Chief Executive Officer since March 2001, and has been a director since January 2000. He also served as our President from March 2011 to November 2013, and from May 2014 to present. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Sophos Plc, LLC and F5 Networks. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010, and also served on the board of directors of TriCipher, Inc. from 2004 until 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Todd P. Headley has served as a director of our company since February 2016. From 2003 until 2013, Mr. Headley served as the Chief Financial Officer of Sourcefire, Inc., until it was acquired by Cisco Systems, Inc. Prior to Sourcefire, Mr. Headley held key financial management positions in four venture-backed technology start-ups: Riverbed Technologies, Roadshow, BioNetrix and POMS. Mr. Headley currently serves as an advisor and board member to three privately held security companies. Mr. Headley began his career as a public accountant with Arthur Andersen LLP in Washington, D.C. Mr. Headley holds a Bachelor of Science degree in Accounting from Virginia Polytechnic Institute & State University (Virginia Tech).

We believe that Mr. Headley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at technology companies and his background in the technology industry.

Kristi M. Rogers has served as a director of our company since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. Ms. Rogers was a co-owner and member of the board of Aspen Healthcare Services (now Aspen Medical International). Ms. Rogers ended the relationship and resigned from the Board in December 2016. From March 2014 to June 2015, Ms. Rogers served as Managing Director and Chief Executive Officer of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers served on the board of directors of Aspen Medical USA. Ms. Rogers served as a Managing Director of Government Affairs and Public Policy of Manatt, Phelps & Phillips LLP from February 2013 until February 2014. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers has also served on the board of directors of several private companies. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Mr. Headley, Gen. Pace and Ms. Rogers do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

With respect to Mr. Dixon, our board of directors specifically considered that Mr. Dixon is the father of Peter Dixon, the Chairman and Founder of Second Front Systems, Inc., and the terms and value of the Representative Agreement we have with Second Front Systems, Inc. Our board of directors has concluded that our relationship with Second Front Systems, Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Dixon.

Leadership Structure

Mr. Courtot currently serves as both Chairman of our board of directors and President and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provide effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as Chief Executive Officer since 2001, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.

Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Courtot’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has appointed Mr. Dixon to serve as our lead independent director. As lead independent director, Mr. Dixon presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2016, our board of directors held 11 meetings (including regularly scheduled and special meetings), our audit committee held eight meetings, our compensation committee held five meetings, and our nominating and governance committee held two meetings. Each director attended at least 75% of the total number of meetings of the board of directors and the committees of which he or she was a member during 2016.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank, Mr. Headley and Gen. Pace, with Mr. Hank serving as Chairman. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank and Mr. Headley are audit committee financial experts within the meaning of the rules and regulations of the SEC. Among other responsibilities, our audit committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron and Mr. Dixon, with Mr. Dixon serving as Chairman. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investor.qualys.com.

Nominating and Governance Committee

Our nominating and governance committee consists of Gen. Pace and Ms. Rogers, with Gen. Pace serving as Chairman. The composition of our nominating and governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Among other responsibilities, our nominating and governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	reviews and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Nominating and Governance Committee Charter is available on our website at http://investor.qualys.com.

Considerations in Evaluating Director Nominees

The nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and governance committee may take into account the benefits of diverse viewpoints. The nominating and governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Qualys, Inc., Attention: Corporate Secretary, 1600 Bridge Parkway, Redwood City, California 94065. Notice must be received by us no earlier than February 8, 2018, and no later than March 10, 2018. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 1600 Bridge Parkway, Redwood City, California 94065. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2016. Directors who are also our employees receive no additional compensation for their service as a director. During 2016, one director, Mr. Courtot, our Chairman and Chief Executive Officer, was an employee. Mr. Courtot’s compensation is discussed under the heading “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Total
Sandra E. Bergeron	$42,500	$198,400	(3)	$240,900
Donald R. Dixon	55,000	198,400	(3)	253,400
Jeffrey P. Hank	45,000	198,400	(3)	243,400
Todd P. Headley	34,016	355,954	(4)	389,970
General Peter Pace	40,500	198,400	(3)	238,900
Kristi M. Rogers	33,000	198,400	(3)	231,400
Howard A. Schmidt	36,000	198,400	(3)	234,400

(1)	The dollar amounts in this column represent the grant date fair value of restricted stock unit awards granted in 2016. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017.
(2)	As of December 31, 2016, the aggregate number of shares underlying the stock awards and options awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	6,173	36,000
Donald R. Dixon	6,173	36,000
Jeffrey P. Hank	6,173	81,000
Todd P. Headley	14,142	—
General Peter Pace	6,173	58,500
Kristi M. Rogers	6,173	45,000
Howard A. Schmidt	6,173	46,937

(3)	On June 6, 2016, each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Gen. Pace, Ms. Rogers and Mr. Schmidt was granted 6,173 restricted stock units, which vest on the earlier of (i) June 6, 2017 or (ii) the day before our 2017 annual meeting of stockholders, subject to the applicable director’s continued service to us.
(4)	On February 4, 2016, Mr. Headley was granted 14,142 restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of March 1, 2016, subject to Mr. Headley’s continued service to us.

Non-Employee Director Compensation Program

During 2016, our non-employee director compensation program consisted of equity and cash, as described below.

Equity Compensation

Upon joining the board, each newly elected non-employee director will be granted an award of restricted stock units with a “value” of $420,000 (the “Initial Award”), with vesting to occur in 3 equal annual installments on each of the first 3 anniversaries of the first day of the month following the month that the director joins the board, subject to continued service as a director through each vesting date.

On the date of each annual meeting of our stockholders, each non-employee director who has served on the board for at least six months prior to such date will be granted an award of restricted stock units with a “value” of $165,000 (the “Annual Award”), with vesting to occur on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders.

For the purposes of the compensation program for our non-employees directors, a share subject to a restricted stock unit will be valued based on the average of the closing trading prices for the 30 days ending one week before the applicable grant date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan).

Cash Compensation

Each year, each non-employee director will receive a cash retainer of $30,000 for serving on the board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director will be entitled to an additional cash retainer of $15,000.

The chairpersons and members of the board’s three standing committees will be entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Governance Committee	6,000	3,000

*	No director who serves as chairperson of a committee shall be entitled to a member retainer for the same committee.

All retainers in cash will be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter, with the amount pro-rated for any director who did not serve in the applicable capacity the full quarter (on either the board of directors and/or the relevant board committee).

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2017. During the year ended December 31, 2016, Grant Thornton served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Qualys, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2017. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2015 and 2016.

	2015	2016
Audit Fees (1)	$978,568	$1,124,640
Audit-Related Fees (2)	51,157	91,438

	$1,029,725	$1,216,078

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report (SOC1), which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2016, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-Related services. Audit-Related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 23 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our website at http://investor.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of Qualys, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Todd P. Headley

General Peter Pace

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 24, 2017. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Philippe F. Courtot	72	Chairman, President and Chief Executive Officer
Melissa B. Fisher	44	Chief Financial Officer
Amer S. Deeba	50	Chief Commercial Officer
Bruce K. Posey	65	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	41	Chief Product Officer

Philippe F. Courtot is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Melissa B. Fisher has served as our Chief Financial Officer since April 2016. Ms. Fisher joined us from Zynga Inc., a developer of social games, where she served as the Vice President of Financial Planning and Analysis, Investor Relations and Treasury from April 2015 to April 2016. Ms. Fisher previously served as Vice President of Corporate Development, Investor Relations and Treasury of Digital River, Inc., a global provider of enterprise e-commerce SaaS solutions, from July 2013 to March 2015. From September 2009 to March 2012, Ms. Fisher served as Managing Director at Foros. Ms. Fisher spent the earlier parts of her career at Banc of America Securities and Goldman, Sachs & Co. Ms. Fisher currently serves as a director of Model N, Inc., and previously served as a director of Digital Generation, Inc. and Image Sensing Systems, Inc. Ms. Fisher holds a Bachelor of Arts degree in Government from Harvard University and a Masters of Business Administration degree from the Harvard Graduate School of Business Administration.

Amer S. Deeba has served as our Chief Commercial Officer since May 2016, and served as our Vice President of Corporate Development and Strategic Alliances from August 2014 to May 2016, and as our Chief Marketing Officer from January 2007 to August 2014. Mr. Deeba joined us in 2001 and has held various other positions with us since that time, including Vice President, Product Marketing and Vice President, Strategic Alliances. From April 1999 until February 2000, Mr. Deeba served as Director of Product Management at Signio until its acquisition by VeriSign, and from February 2000 until June 2001 he held various positions at VeriSign, including General Manager of the Payment Division. Mr. Deeba holds a Bachelor of Engineering degree from the American University of Beirut and a Master of Science degree from Santa Clara University.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012, and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

Sumedh S. Thakar has served as our Chief Product Officer since June 2014. Before that, beginning in December 2010, Mr. Thakar served as our Vice President, Engineering. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering. Mr. Thakar holds a Bachelor of Science degree from the University of Pune, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Philippe F. Courtot, our Chairman, President and Chief Executive Officer;

•	Melissa B. Fisher, our Chief Financial Officer;

•	Amer S. Deeba, our Chief Commercial Officer;

•	Bruce K. Posey, our Vice President, General Counsel and Corporate Secretary;

•	Sumedh S. Thakar, our Chief Product Officer; and

•	Donald C. McCauley, our former Chief Financial Officer.

These executive officers are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers.”

Overview

Business Highlights

We are a pioneer and leading provider of cloud-based security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based security and compliance solutions.

We intend to leverage our innovation and extensive expertise to strengthen our leadership position as a trusted provider of cloud-based security and compliance solutions. In 2016, we continued our outstanding financial performance, including achieving the following significant financial results:

•	Revenue was $197.9 million, as compared to $164.3 million in 2015;

•	Net income was $19.2 million, as compared to $15.9 million in 2015;

•	Non-GAAP Adjusted EBITDA was $68.0 million, as compared to $56.7 million in 2015; and

•	Non-GAAP free cash flows were $44.9 million, as compared to $45.8 million in 2015.

Adjusted EBITDA and free cash flows are non-GAAP financial measures and the reconciliations of net income to Adjusted EBITDA and net cash provided by operating activities to free cash flow are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 24, 2017.

Good Governance Practices

We maintain good corporate governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during our fiscal year ended December 31, 2016:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

•	Our potential change in control payments and benefits are reasonable in amount.

•	We do not offer golden parachute tax gross-ups to any of our named executive officers.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

The compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2016 annual meeting of stockholders, over 99% of the votes cast approved the compensation program for our named executive officers as described in our 2016 annual proxy statement. Based on this strong stockholder support, the compensation committee determined not to make any significant changes to our existing executive compensation program and policies, except that we introduced restricted stock units into our equity mix in 2016 (as described below); however, this new element was not related to the feedback on the stockholder advisory vote. The compensation committee will continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in designing our executive compensation program.

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Welfare and Other Employee Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Benefits	To promote the retention of our named executive officers

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee operates under a written charter adopted by the compensation committee and approved by our board of directors. The charter is available on our website. Each member of the compensation committee qualifies as (i) an “independent director” under the NASDAQ Stock Market requirements, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934, as amended, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee oversees our overall compensation philosophy, compensation plans, and benefits programs. The compensation committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, the compensation committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans, and the compensation committee approves the grant of equity awards under our equity incentive plans. The compensation committee also reviews on a periodic basis the operations of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes, which includes annually reviewing and approving our named executive officers’ base salaries. If the compensation committee determines that any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance, the compensation committee may take steps to modify such program.

The compensation committee has the authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2016, the compensation committee engaged Compensia, Inc., or Compensia, a third party compensation consultant, to assist us with respect to the compensation of our executives, including our named executive officers.

Role of Compensation Consultant

Compensia provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group is selected on the basis of relevant industry, size and complexity of the business. This data was considered by the compensation committee in setting executive compensation in 2016. This process involved Compensia analyzing, reviewing and making recommendations to the compensation committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. In 2016, Compensia did not provide any services to us or receive any payments from us, except in its capacity as a consultant to the compensation committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the NASDAQ Stock Market, the compensation committee believes that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Role of Management

During 2016, Mr. McCauley (prior to his resignation on March 1, 2016), Mr. Posey, Ms. Fisher (following the commencement of her employment on April 28, 2016), and Rima Tuoma-Bruno, our

Chief Human Resources Officer, typically attended the compensation committee’s meetings, and the compensation committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends an executive session at which his or her compensation is considered.

Peer Companies

With the assistance of Compensia, the compensation committee approved a list of public company peer companies for the compensation committee to use in conducting a competitive market analysis of executive officer compensation. Our compensation peer group consisted of publicly traded companies in the software, internet software & services, or technology hardware & equipment industries that generally had revenues between $125 million and $2.0 billion, experienced strong year-over-year growth in revenues, and had a market capitalization between $500 million and $13.6 billion. The following is a list of the public companies that we reviewed as our “compensation peer group”:

Compensation Peer Group
Barracuda Networks, Inc.	FireEye Inc.	Nimble Storage, Inc.
Benefitfocus, Inc.	Gigamon Inc.	Palo Alto Networks
Callidus Software Inc.	Imperva Inc.	Proofpoint, Inc.
Cvent, Inc.	Infoblox Inc.	Rapid7, Inc.
Demandware, Inc.	LogMeIn, Inc.	SPS Commerce, Inc.
Ellie Mae, Inc.	Marketo, Inc.	Varonis Systems, Inc.

The compensation committee believed it was appropriate to include these companies in our compensation peer group because the companies were similar in size, operated within the same or similar industries as us and compete with us for executives. The medians for our compensation peer group were revenue of $236 million and market capitalization of $939 million. Our revenue was $197.9 million in 2016 and our market capitalization was approximately $1.1 billion as of December 31, 2016. In determining our compensation peer group for 2016, we added FireEye, Inc., Palo Alto Networks, Inc., Rapid7, Inc., and Varonis Systems, Inc. to our compensation peer group from 2015, and we removed VASCO Data Security International, Inc. and Veeva Systems Inc. from our compensation peer group from 2015.

Use of Peer Data

We used the compensation peer group and market data provided by Compensia to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, the compensation committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2016.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. We typically review and consider adjustments to our named executive officers’ base salaries on an annual basis. When doing so, the compensation committee takes into account factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

In April 2016, the compensation committee reviewed our executive compensation program, including base salary for our named executive officers. Based on its review of the peer group compensation data provided by Compensia and other relevant factors, the compensation committee determined that we were providing target compensation below current market conditions and approved increases to the base salaries of our named executive officers. Ms. Fisher’s base salary was not adjusted because she was a recent hire. Each named executive officer’s base salary is listed in the table below.

Named Executive Officer	Base Salary at Start of Fiscal 2016	Base Salary Effective April 28, 2016	Percentage Increase
Philippe F. Courtot	$350,000	$375,000	7.1%
Melissa B. Fisher	—	$325,000	—
Amer S. Deeba	$250,000	$300,000	20.0%
Bruce K. Posey	$250,000	$275,000	10.0%
Sumedh S. Thakar	$275,000	$325,000	18.2%
Donald C. McCauley	$350,000	—	—

The total base salaries paid to our named executive officers during fiscal year 2016 are set forth in the section entitled “Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

To motivate and reward our named executive officers for our achievement of our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to our named executive officers based on the achievement of corporate performance objectives. The objectives may change from year to year as our company grows and market conditions evolve and different priorities are established, but we select challenging goals that are achievable only by strong performance.

Our named executive officers participated in our 2016 Corporate Bonus Plan, which provides them with an opportunity to receive formula-based incentive amounts on a quarterly basis. The compensation committee decided this was the most appropriate measure of time to determine achievement of short-term goals. Our named executive officers’ target bonus opportunities under the 2016 Corporate Bonus Plan are determined as percentages of their base salaries as of the last day of the applicable quarter. For our first fiscal quarter of 2016, these percentages remained unchanged from 2015, and the sole metric for bonuses continued to be based on the growth in our bookings for the applicable quarter over the same quarter of the prior year. For purposes of the bookings growth metric, bookings are calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues are based on the amount of subscription contracted if the term is one year or less, and are capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth metric is an internal metric and is a non-GAAP financial measure. The compensation committee selected this metric as the corporate performance measure that best supported our annual operating plan and enhanced long-term value creation.

In April 2016, the compensation committee approved increases to the target bonus opportunities of our named executive officers and a shift from a single metric for bonuses to a combination of three metrics, with such changes effective beginning with our second fiscal quarter of 2016. Accordingly, for our second, third, and fourth fiscal quarters of 2016, the 2016 Corporate Bonus Plan also included growth in revenue from the same quarter in 2015 and non-GAAP earnings per diluted share, with all three components weighted equally. The new metrics were added to align the 2016 Corporate Bonus Plan for our executives (including our named executive officers) with the changes to the 2016 Corporate Bonus Plan for non-executives that the compensation committee adopted for our first fiscal quarter of 2016. The compensation committee determined that compensation should be driven by achievement of multiple objectives that enhance long-term value creation.

For purposes of the revenue growth metric, revenue is determined in accordance with GAAP and set forth in our quarterly and annual financial statements. For purposes of the non-GAAP earnings per diluted share metric, such earnings are calculated as GAAP net income less stock-based compensation expense and non-recurring charges under the 2016 Corporate Bonus Plan, divided by weighted average shares (diluted) for the applicable quarter.

In July 2016, the compensation committee approved a change to the formula for calculating the payout percentage under the bookings growth component, effective for our third and fourth fiscal quarters of 2016. This change, based on Ms. Fisher’s first full quarter as CFO, was made to better align all three metrics.

Each named executive officer’s target bonus opportunity (as a percentage of his or her base salary earned in the applicable quarter) is listed in the table below.

Named Executive Officer	Target Bonus for Q1 2016	Target Bonus for Q2-Q4 2016
Philippe F. Courtot	50%	100%
Melissa B. Fisher	—	50%
Amer S. Deeba	40%	50%
Bruce K. Posey	40%	50%
Sumedh S. Thakar	40%	50%
Donald C. McCauley	40%	—

Since Ms. Fisher’s employment with us commenced after the start of our second fiscal quarter of 2016, her target incentive amount for that quarter was pro-rated based on the number of days she was employed by us during such quarter. Accordingly, the target incentive amounts for our eligible named executive officers in each quarter of 2016 were as follows:

2016 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1	Q2	Q3	Q4	TOTAL
Philippe F. Courtot	$43,750	$93,750	$93,750	$93,750	$325,000
Melissa B. Fisher	—	$28,333	$40,625	$40,625	$109,583
Amer Deeba	$25,000	$37,500	$37,500	$37,500	$137,500
Bruce K. Posey	$25,000	$34,375	$34,375	$34,375	$128,125
Sumedh S. Thakar	$27,500	$40,625	$40,625	$40,625	$149,375
Donald C. McCauley	$35,000	—	—	—	$35,000

A named executive officer’s incentive payment is paid at a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable component

(which was solely the bookings growth component for our first fiscal quarter of 2016). To be eligible for a quarterly incentive payment under our 2016 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

For our first and second fiscal quarters of 2016, the payout percentage is capped at 100% of the target amount, which is earned if the target is achieved or surpassed. For our third and fourth fiscal quarters of 2016, the payout percentage for the bookings growth component of a named executive officer’s incentive payment is capped at 120% of the target amount, which is earned if 120% of the target bookings growth rate is achieved or surpassed. Because targets were set quarterly, the compensation committee chose to incentivize performance exceeding target. The compensation committee established targets it believed would be challenging, but attainable, through the successful execution of our annual operating plan.

For each of the revenue growth and non-GAAP earnings per diluted share components, the payout percentage is capped at 100%. We thought that achieving the top end of the targets would be sufficiently challenging and incentivizing for top end performance.

	Q1				Q2				Q3				Q4
	Target	Actual	Payout	Weight	Target	Actual	Payout	Weight	Target	Actual	Payout	Weight	Target	Actual	Payout	Weight
Bookings Growth	24%	*	25%	100%	24%	*	100%	33%	22%	*	0%	33%	17%	*	50%	33%
Rev Growth	N/A	N/A	N/A		22%	22%	100%	33%	20%	20%	100%	33%	19%	18%	25%	33%
Non-GAAP EPS	N/A	N/A	N/A		0.21	0.20	75%	33%	0.19	0.22	100%	33%	0.18	0.23	100%	33%
Weighted Payout				25%				92%				67%				58%

*	With respect to actual bookings growth rate, as noted above, this is an internal metric that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensations programs that would be harmful to us. The Compensation Committee believed that our corporate bonus annual incentive structure was appropriate because it was designed to drive sales and profitability.

The actual amounts awarded for 2016 to our named executive officers were as follows, based on the achievement against the applicable metrics discussed above:

2016 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Actual Award Amount
Philippe F. Courtot	$214,064
Melissa B. Fisher	$76,971
Amer Deeba	$87,500
Bruce K. Posey	$80,729
Sumedh S. Thakar	$94,896
Donald C. McCauley	—

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and align the interests of our named executive officers with those of our stockholders.

The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

We also will periodically grant equity awards to our named executive officers to recognize corporate and individual performance, in connection with a promotion, or to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value, and we therefore take into consideration factors such as the named executive officer’s performance, contributions, responsibilities, and experience; the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives); a compensation analysis performed by our human resources department and/or Compensia; compensation peer group and market data provided by Compensia; the equity award recommendations of management; and internal equity considerations.

Prior to 2016, stock options were the equity compensation vehicle in our executive compensation program. In 2016, we introduced restricted stock units into our executive compensation program. A shift from stock options to restricted stock units provides an executive with a floor of certain value delivered, as a restricted stock unit would never be out of the money. From a company dilution perspective, restricted stock units minimize dilution as fewer shares are required to deliver an equivalent value as a stock option. However, the compensation committee decided that our executive compensation program for executives would be a 50/50 blend of restricted stock units and stock options, recognizing that a stock option continues to incentivize an executive to create additional stockholder value as a stock option only delivers value to an executive if our stock price increases. Thus, the compensation committee determined that our senior executives, including our named executive officers, should continue to have stock options as part of the equity compensation program.

In April 2016, with respect to refresh awards, the compensation committee reviewed relevant compensation peer group and market data provided by Compensia and recommended that our board of directors grant (i) stock options to Messrs. Courtot, Deeba, Posey, and Thakar and (ii) restricted stock unit awards to Messrs. Deeba, Posey, and Thakar. Also, in April 2016, the Board approved initial new hire stock options and restricted stock awards to Ms. Fisher. The grants to Ms. Fisher were based on arm’s-length negotiation with Ms. Fisher. Mr. Courtot’s award was solely in the form of stock options because the compensation committee and our board of directors determined that given the chief executive officer’s unique ability to drive stockholder value, he should be incentivized through stock options solely and not restricted stock units. Each of the options would be scheduled to vest as to 1/48th of the option on each monthly anniversary of the option’s vesting commencement date subject to the applicable named executive officer’s continued service with us, except that Ms. Fisher’s options had a one-year vesting cliff commensurate with our new hires, and the vesting of these options would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. Each of the restricted stock unit awards would be scheduled to vest quarterly in equal installments over a four-year period after the award’s vesting commencement date subject to the applicable named executive officer’s continued service with us, except that Ms. Fisher’s restricted stock unit awards had a one-year vesting cliff commensurate with our new hires, and the vesting of these awards would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. In April 2016, our board of directors approved these equity award grants, with each option having an exercise price of $25.56 per share.

The number of shares of our common stock covered by each of these equity awards and the intended value at the time of grant is listed in the table below.

Named Executive Officer	Options	Intended Value of Options	Restricted Stock Units	Intended Value of Restricted Stock Units
Philippe F. Courtot	500,000	$5,500,000	—	$—
Melissa B. Fisher	67,911	800,000	31,707	800,000
Amer S. Deeba	45,300	500,000	19,817	500,000
Bruce K. Posey	36,300	400,000	15,854	400,000
Sumedh S. Thakar	136,000	1,500,000	59,450	1,500,000

Intended value was translated into a number of shares by: (i) with respect to restricted stock units, dividing the dollar amount by the average of the closing trading prices of our common stock for the 30 days ending one week before the date of grant; and (ii) with respect to stock options, dividing the dollar amount by the Black-Scholes value of a single option approximated by using the assumptions we use for financial accounting purposes in the most recently completed fiscal quarter, but assuming the stock price and exercise price are the same 30-trading day average used for the restricted stock unit calculation.

Welfare and Other Employee Benefits

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In May 2016, we commenced matching 50% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

Currently, we generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Change in Control and Severance Benefits

Ms. Fisher’s offer letter agreement provides for certain protections in the event of termination of her employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provide for acceleration of vesting upon termination of their employment under specified circumstances or upon certain transactions that involve a change in control. We believe that these agreements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement.

Other Compensation Policies

We have implemented an insider trading policy that prohibits our named executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account. We have not implemented policies that set minimum stock ownership requirements for our named executive officers or allow us to recover from them any cash or equity-based incentive compensation where the payment of such compensation was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Generally, we may deduct compensation paid in excess of this limit only if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan is generally deductible if the options are granted by a committee consisting of non-employee directors and certain other conditions are satisfied.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our compensation committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible, and our compensation committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax. Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2016, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or for any additional tax that he or she might owe as a result of the application of Sections 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Authoritative accounting guidance on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. This authoritative accounting guidance also requires us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

The compensation committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our named executive officers focus on both short-term and long-term financial and operational performance. In addition, the compensation committee has engaged Compensia to independently review our executive compensation program, and the compensation committee conducts an annual review of our executive compensation program to ensure that it continues to reward our named executive officers for creating short-term and long-term stockholder value without encouraging our named executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.

Respectfully submitted by the members of the compensation committee of the board of directors:

Donald R. Dixon (Chair)

Sandra E. Bergeron

Compensation Committee Interlocks and Insider Participation

Neither Donald R. Dixon nor Sandra E. Bergeron, who are the members of our compensation committee, is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2016.

Name and Principal Position	Year	Salary	Option Awards (1)	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)(3)	Total
Philippe F. Courtot	2016	$366,859	$5,269,550	$—	$214,064	$—	$5,850,473
Chairman, President	2015	350,000	—	—	111,563	—	461,563
and Chief Executive Officer	2014	350,000	5,299,887	—	166,250	—	5,816,137
Melissa B. Fisher (4)	2016	219,167	715,721	810,431	76,971	—	1,822,290
Chief Financial Officer
Amer S. Deeba	2016	283,718	477,421	506,523	87,500	5,170	1,360,332
Chief Commercial Officer	2015	250,000	—	—	63,750	—	313,750
Bruce K. Posey	2016	266,859	382,569	405,228	80,729	2,038	1,137,423
Vice President, General Counsel and Corporate Secretary	2015	250,000	825,925	—	63,750	—	1,139,675

Sumedh S. Thakar	2016	308,718	1,433,318	1,519,542	94,896	4,944	3,361,418
Chief Product Officer	2015	260,417	825,925	—	66,875	—	1,153,217
	2014	250,000	1,976,110	—	95,000	—	2,321,110
Donald C. McCauley (5)	2016	100,064	—	—	—	—	100,064
Former Chief Financial Officer	2015	320,833	—	2,236,800	82,750	—	2,640,383
	2014	300,000	2,173,095	—	114,000	—	2,587,095

(1)	Restricted stock unit awards and option awards are shown at their aggregate grant date fair value in accordance with FASB, ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.
(2)	Non-equity incentive plan payments for 2016 were paid under our 2016 Corporate Bonus Plan as described in the narrative above.
(3)	Reflects 401(k) matching contributions by Qualys.
(4)	Ms. Fisher joined Qualys on April 28, 2016.
(5)	Mr. McCauley left Qualys on March 1, 2016.

2016 Fiscal Year Grants of Plan-Based Awards

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2016.

Name	Grant Date	Plan Name (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Equity Grants
			Threshold ($)	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units	All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards (2)
Philippe F. Courtot	1/1/2016	Bonus Plan	$34,375	$325,000	—	—	—	—
	4/28/2016	2012 Plan	—	—	—	500,000	$25.56	$5,269,550
Melissa B. Fisher	1/1/2016	Bonus Plan	$9,132	$109,583	—	—	—	—
	4/28/2016	2012 Plan	—	—	31,707	—	—	$810,431
	4/28/2016	2012 Plan	—	—	—	67,911	$25.56	$715,721
Amer S. Deeba	1/1/2016	Bonus Plan	$15,625	$137,500	—	—	—	—
	4/28/2016	2012 Plan	—	—	19,817	—	—	$506,523
	4/28/2016	2012 Plan	—	—	—	45,300	$25.56	$477,421
Bruce K. Posey	1/1/2016	Bonus Plan	$14,844	$128,125	—	—	—	—
	4/28/2016	2012 Plan	—	—	15,854	—	—	$405,228
	4/28/2016	2012 Plan	—	—	—	36,300	$25.56	$382,569
Sumedh S. Thakar	1/1/2016	Bonus Plan	$17,031	$149,375	—	—	—	—
	4/28/2016	2012 Plan	—	—	59,450	—	—	$1,519,542
	4/28/2016	2012 Plan	—	—	—	136,000	$25.56	$1,433,318
Donald C. McCauley	1/1/2016	Bonus Plan	$8,750	$35,000	—	—	—	—

(1)	Awards granted under the “Bonus Plan” represent awards granted under our 2016 Corporate Bonus Plan. Awards granted under the “2012 Plan” represent awards granted under our 2012 Equity Incentive Plan.
(2)	Amounts in this column represent the grant date fair value of stock options and RSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted.

Outstanding Equity Awards at Year-End

The following tables present, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2016.

Option Awards(1)
Named Executive Officer	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price		Option Awards— Option Expiration Date
Philippe F. Courtot	4/28/2016 1/25/2015 1/25/2011 1/25/2007	83,333 381,416 1,053,235 935,782	(2) (3) (4) (4)	416,667 16,584 — —	$ $ $ $	25.56 26.86 3.80 1.90	4/28/2026 2/5/2024 12/2/2019 1/24/2017
Melissa B. Fisher	4/28/2016	—	(5)	67,911		$25.56	4/28/2026
Amer S. Deeba	4/28/2016 10/30/2014 11/6/2014 11/5/2012 11/5/2010 6/30/2010	7,550 50,000 40,000 40,000 50,000 55,000	(2) (3) (3) (3) (4) (4)	37,750 — — — — —	$ $ $ $ $ $	25.56 30.58 26.86 8.40 4.10 2.80	4/28/2026 10/29/2024 2/5/2024 11/5/2022 11/4/2020 7/29/2019
Bruce K. Posey	4/28/2016 5/21/2016 5/21/2012	6,050 14,583 108,093	(2) (3) (5)	30,250 35,417 —	$ $ $	25.56 37.28 8.90	4/28/2026 7/29/2025 6/5/2022
Sumedh S. Thakar	4/28/2016 7/30/15 10/30/2014 6/1/2014 5/2/2014 10/31/2013 2/7/2013 4/30/2012 11/4/2011	22,666 35,416 75,000 41,666 50,000 75,000 75,000 38,300 3,489	(2) (3) (3) (6) (3) (6) (6) (4) (4)	113,334 14,584 — 8,334 — — — — —	$ $ $ $ $ $ $ $ $	25.56 37.28 30.58 23.51 19.26 20.80 12.68 8.40 5.90	4/28/2026 7/29/2025 10/29/2024 7/31/2024 5/1/2024 10/30/2023 2/6/2023 4/29/2022 11/3/2021

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table were granted under the 2012 Plan.
(2)	1/48th of the total number of shares subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date.
(3)	1/24th of the total number of shares subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date.
(4)	Each of these options was awarded under the 2000 Plan and was fully vested as of December 31, 2016.
(5)

1/4th of the total number of shares subject to this stock option vest on the one-year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to this stock option vest monthly thereafter.

(6)	1/36th of the total number of shares subject to this stock option vest monthly starting on the one-month anniversary of the vesting commencement date.

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)
Melissa B. Fisher	31,707	(1)	$1,003,527
Amer S. Deeba	17,340	(2)	$548,811
Bruce K. Posey	13,873	(2)	$439,080
Sumedh S. Thakar	52,019	(2)	$1,646,401

(1)	RSUs were awarded under the 2012 Plan. Twenty-five percent (25%) of the RSUs will vest on May 1, 2017 and the remaining RSUs shall vest quarterly thereafter.
(2)	RSUs were awarded under the 2012 Plan. The RSUs will vest quarterly in equal installments over four years after May 1, 2016.
(3)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $31.65, the closing price on the NASDAQ Stock Market of our common stock on December 30, 2016, the last business day of fiscal 2016, by (ii) the number of shares or units of stock.

Option Exercises and Stock Vested in 2016

The following table sets forth the number of shares of common stock acquired during 2016 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philippe F. Courtot	—	—	—	—
Amer S. Deeba	5,542	$170,306	1,238	$39,034
Amer S. Deeba	2,000	$60,260	1,239	$45,843
Amer S. Deeba	2,000	$64,500	—	—
Amer S. Deeba	2,000	$70,720	—	—
Amer S. Deeba	2,000	$68,400	—	—
Amer S. Deeba	200	$5,770	—	—
Amer S. Deeba	1,800	$54,720	—	—
Bruce K. Posey	—	—	990	$31,215
Bruce K. Posey	—	—	991	$36,667
Sumedh S. Thakar	1,500	$40,800	3,715	$117,134
Sumedh S. Thakar	10,200	$269,688	3,716	$137,492
Sumedh S. Thakar	1,600	$47,152	—	—
Sumedh S. Thakar	1,600	$52,320	—	—
Sumedh S. Thakar	1,600	$47,680	—	—
Sumedh S. Thakar	1,600	$43,360	—	—
Donald C. McCauley	150,000	$2,691,000	2,500	$62,425
Donald C. McCauley	22,727	$371,359	2,500	$64,975
Donald C. McCauley	25,000	$592,750	—	—
Donald C. McCauley	127,273	$2,671,460	—	—
Donald C. McCauley	2,000	$46,620	—	—
Donald C. McCauley	23,000	$552,690	—	—
Donald C. McCauley	16,838	$415,057	—	—
Donald C. McCauley	25,000	$329,250	—	—
Donald C. McCauley	25,000	$327,000	—	—
Donald C. McCauley	25,000	$329,250	—	—
Donald C. McCauley	25,000	$334,250	—	—
Donald C. McCauley	25,000	$331,250	—	—
Donald C. McCauley	25,000	$345,500	—	—
Donald C. McCauley	1,768	$1,078	—	—
Donald C. McCauley	50,000	$30,500	—	—
Donald C. McCauley	48,232	$41,480	—	—

(1)	The value realized upon exercise is the difference between the fair value of our common stock on the day of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2)	The value realized upon vesting is the fair value of our common stock on the day of vesting, multiplied by the number of shares acquired on vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and no named executive officers participated in a nonqualified deferred compensation plan during fiscal 2016.

Potential Payments upon Termination or Change in Control

Philippe F. Courtot

Mr. Courtot was granted stock options on (i) February 6, 2014, covering 398,000 shares, with a vesting commencement date of January 25, 2015, and an exercise price per share of $26.86, and (ii) April 28, 2016, covering 500,000 shares, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. These options were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. These options are scheduled to vest, subject to Mr. Courtot’s continued service, as to 1/24th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (i) and as to 1/48th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (ii). These options each provide that following a “change of control” (as defined in the respective stock option grant notice), Mr. Courtot receives 100% vesting acceleration of the option, subject to Mr. Courtot’s continued service through such transaction.

Melissa B. Fisher

Pursuant to Ms. Fisher’s offer letter agreement dated April 15, 2016, if, within 12 months following a “change in control” (as defined in the 2012 Plan), Ms. Fisher’s employment is terminated by Qualys other than for “cause” (as defined in her related option agreement and her restricted stock unit agreement), death, or disability or she resigns for “good reason” (as defined in her related option agreement and her restricted stock unit agreement), then, in each case, 100% of the then-unvested shares subject to her option to purchase 67,911 shares of the company’s common stock and her award of 31,707 restricted stock units shall accelerate. In addition, if Ms. Fisher’s employment is terminated by Qualys without cause, she will be entitled to severance equal to six (6) months of her base salary and COBRA continuation coverage, subject to her entering into a severance agreement with and a general release of claims in favor of Qualys.

Amer S. Deeba

Mr. Deeba was granted a stock option on April 28, 2016 covering 45,300 shares, with a vesting commencement date of April 28, 2016 and an exercise price per share of $25.56. This option was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. The option is scheduled to vest, subject to Mr. Deeba’s continued service, as to 1/48th of the total shares on each monthly anniversary of the option’s vesting commencement date. If, within 12 months following a “change in control” (as defined in the 2012 Plan), Mr. Deeba’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Deeba resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested shares subject to the option.

On April 28, 2016, Mr. Deeba was granted an award of 19,817 restricted stock units pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder. The award is scheduled to vest quarterly in equal installments over four years after May 1, 2016, subject to Mr. Deeba’s continued service. If, within 12 months following a “change in control” (as defined in the 2012 Plan), Mr. Deeba’s employment is terminated without “cause” (as defined in his restricted stock unit agreement) or Mr. Deeba resigns for “good reason” (as defined in his restricted stock unit agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of the award.

Bruce K. Posey

Mr. Posey was granted stock options on (i) July 30, 2015, covering 50,000 shares with a vesting commencement date of May 21, 2016, and an exercise price per share of $37.28 and (ii) April 28, 2016, covering 36,300 shares with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. These options were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. These options are scheduled to vest, subject to Mr. Posey’s continued service, as to 1/24th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (i) and as to 1/48th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (ii). These options provide that upon a “change in control” (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested shares subject to the options, subject to his continued service through such transaction.

On April 28, 2016, Mr. Posey was granted an award of 15,854 restricted stock units pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder. The award is scheduled to vest quarterly in equal installments over four years after May 1, 2016, subject to Mr. Posey’s continued service. Upon a “change in control” (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested portion of the award, subject to his continued service through such transaction.

Sumedh S. Thakar

Mr. Thakar was granted stock options on (i) August 1, 2014 covering 50,000 shares with a vesting commencement date of June 1, 2014 and an exercise price per share of $23.51, (ii) July 30, 2015 covering 50,000 shares with a vesting commencement date of July 30, 2015 and an exercise price per share of $37.28, and (iii) April 28, 2016, covering 136,000 shares with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. These options were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder. These options are scheduled to vest, subject to Mr. Thakar’s continued service, as to 1/36th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (i), as to 1/24th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (ii), and as to 1/48th of the total shares on each monthly anniversary of the respective vesting commencement date for grant (iii). These options provide that if, within 12 months following a “change in control” (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Thakar resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested shares subject to the applicable option.

On April 28, 2016, Mr. Thakar was granted an award of 59,450 restricted stock units pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder. The award is scheduled to vest quarterly in equal installments over four years after May 1, 2016, subject to Mr. Thakar’s continued service. If, within 12 months following a “change in control” (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in his restricted stock unit agreement) or Mr. Thakar resigns for “good reason” (as defined in his restricted stock unit agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of the award.

Estimated Payments upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 30, 2016 (the last business day of fiscal 2016) and based on the $31.65 closing price per share of our common stock on the NASDAQ Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 30, 2016, the price per share of our common stock on the date of the triggering event may be higher or lower than $31.65, or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below. Mr. McCauley is not included in the following table because he resigned from the Company effective March 1, 2016 and did not receive any severance payments or other benefits in connection with the termination of his employment.

			Upon a Qualifying Termination of Employment
Named Executive Officer	Type of Benefit	Upon Change of Control ($)(1)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)(1)
Philippe F. Courtot	Vesting Acceleration	$2,616,939	—	—

	Total Termination Benefits:	$2,616,939	—	—

Melissa B. Fisher	Vesting Acceleration	—	$—	$1,417,105
	Base Salary Severance	—	162,500	162,500
	COBRA Coverage	—	4,656	4,656

	Total Termination Benefits:	—	$167,156	$1,584,261

Amer S. Deeba	Vesting Acceleration	—	—	$389,354

	Total Termination Benefits:	—	—	$389,354

Bruce K. Posey	Vesting Acceleration	$467,477	—	—

	Total Termination Benefits:	$467,477	—	—

Sumedh S. Thakar	Vesting Acceleration	—	—	$1,168,303

	Total Termination Benefits:	—	—	$1,168,303

(1)	The amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments upon Termination or Change in Control” as of December 30, 2016. For restricted stock units, the value of such vesting acceleration is computed by multiplying (i) the number of restricted stock units that are being accelerated by (ii) the closing sales price of our common stock on December 30, 2016 ($31.65). For options, the value of such vesting acceleration is computed by multiplying (i) the number of shares subject to the option that are being accelerated by (ii) the difference between the closing sales price of our common stock on December 30, 2016 ($31.65) and the option’s exercise price per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 7, 2017 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 37,029,267 shares of common stock outstanding at April 7, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 7, 2017. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Philippe F. Courtot (1)	6,452,885	16.9%
Amer S. Deeba (2)	282,243	*
Melissa B. Fisher (3)	26,319	*
Bruce K. Posey (4)	138,066	*
Sumedh S. Thakar (5)	449,554	1.2%
Donald C. McCauley (6)	160,733	*
Non-Employee Directors:
Sandra E. Bergeron (7)	204,673	*
Donald R. Dixon (8)	401,921	1.1%
Jeffrey P. Hank (9)	87,173	*
Todd P. Headley (10)	4,714	*
Gen. Peter Pace (11)	100,673	*
Kristi M. Rogers (12)	51,173	*
All directors and current executive officers as a group (11 persons) (13)	8,199,394	20.9%
5% Stockholders:
BlackRock, Inc. (14)	3,115,407	8.4%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 5,237,542 shares of common stock held by Mr. Courtot, (ii) 1,115,343 shares of common stock subject to options exercisable within 60 days of April 7, 2017, and (iii) 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.

(2)	Consists of (i) 41,736 shares of common stock held by Mr. Deeba, (ii) 1,239 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (iii) 239,268 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(3)	Consists of (i) 7,927 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (ii) 18,392 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(4)	Consists of (i) 2,244 shares of common stock held by Mr. Posey, (ii) 991 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (iii) 134,831 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(5)	Consists of (i) 1,472 shares of common stock held by Mr. Thakar, (ii) 3,716 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (iii) 444,366 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(6)	Mr. McCauley left Qualys on March 1, 2016. We have provided his ownership information based on the last information known to us.
(7)	Consists of (i) 22,500 shares of common stock held by Ms. Bergeron, (ii) 90,000 shares of common stock held by the Bergeron Family Trust dtd 11/15/2004, for which Ms. Bergeron serves as trustee, (iii) 50,000 shares of common stock held by DBG Investments Inc., an investment company solely owned by the spouse of Ms. Bergeron, (iv) 6,173 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (v) 36,000 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(8)	Consists of (i) 193,391 shares of common stock held by Mr. Dixon, (ii) 165,074 shares of common stock held by the Donald & Elizabeth Dixon Family Limited Partnership, for which Mr. Dixon and his spouse serve as general partners, (iii) 1,283 shares of common stock held by the Dixon Family Trust U/A Dated 6/18/88, for which Mr. Dixon serves as trustee, (iv) 6,173 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (v) 36,000 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(9)	Consists of (i) 6,173 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (ii) 81,000 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(10)	Consists of 4,714 shares of common stock held by Mr. Headley.
(11)	Consists of (i) 36,000 shares of common stock held by Gen. Pace, (ii) 6,173 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (iii) 58,500 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(12)	Consists of (i) 6,173 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (ii) 45,000 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(13)	Includes (i) 44,738 shares of common stock subject to restricted stock units that vest within 60 days of April 7, 2017, and (ii) 2,208,700 shares of common stock subject to options exercisable within 60 days of April 7, 2017.
(14)	According to a Schedule 13G filed on January 30, 2017, BlackRock, Inc. BlackRock, Inc. beneficially owns 3,115,407 shares of our common stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

In addition to the offer letter agreements discussed in the section titled “Executive Compensation—Executive Employment Arrangements,” we have entered into offer letter agreements with the following individuals.

Certain Family Relationships

Nicolas Courtot, son of Philippe F. Courtot, our Chairman, President and Chief Executive Officer, was employed by us during fiscal 2016 as a Creative Director. During fiscal 2016, Nicolas Courtot earned total compensation of $194,709, consisting of base salary and bonus compensation. In addition, Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at his level, including employee stock options, health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. In addition, a member of Philippe F. Courtot’s household is employed by us as a New Media Designer and, in 2016, such member of Mr. Courtot’s household received less than $120,000 in total compensation.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are/is not permitted to enter into a related party transaction with us without the consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

2016 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2016 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California

April 24, 2017

QUALYS, INC. 1600 BRIDGE PARKWAY REDWOOD CITY, CA 94065 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Donald R. Dixon 02 General Peter Pace To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3.

2 To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2017. 3 To approve, on an advisory and non-binding basis, executive compensation as described in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 02 0000000000 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SHARES CUSIP# JOB# SEQUENCE# Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000326855_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com QUALYS, INC. Annual Meeting of Stockholders June 5, 2017 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Phillipe F. Courtot and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM PDT on June 5, 2017, at Qualys’s corporate headquarters, located at 1600 Bridge Parkway, Redwood City, California 94065, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000326855_2 R1.0.1.15 Continued and to be signed on reverse side